Exhibit 99.1

TOMI™ Environmental Solutions Reports 600% Increase in Revenue for the Quarter Ended March 31, 2014

BEVERLY HILLS, Calif.--(BUSINESS WIRE)--June 3, 2014--TOMI™ Environmental Solutions, Inc. (“TOMI” or the “Company”) (TOMZ), a global bacteria and infectious disease control company, announced today that the Company reported revenue of $273,000 for the three months ended March 31, 2014 as compared to $39,000 for the three months ended March 31, 2013, representing an increase in revenue of approximately 600%. The primary reason for the increase in revenue was attributable mainly to the fact that the Company was able to acquire and take control over the entire SteraMistTM line of products from L-3 in April 2013, including manufacturing as well as research and development, which facilitated the Company having sufficient supply of product to fill orders as well as diversify its client base.

Dr. Halden Shane, Chief Executive Officer of TOMI™, stated, “TOMI’s highlights from the first quarter ended March 31, 2014 as compared to the first quarter ended March 31, 2013 include:

  Increased usage and subsequent sales of TOMI’s™ patented BITTM technology under our existing decontamination programs;
  The BITTM system has recently been purchased by two new hospitals: Bayhealth – Kent and Bayhealth – Milford were added to the roster of TOMI’s™ customer base; and
  TOMI™ has also expanded sales to the pharmaceutical and clean room markets with sales of its Environmental Unit to Mannkind.

TOMI’s™ sales continue to increase in response to the market acceptance of its bio-decontamination system known as SteraMistTM.”

About TOMI™ Environmental Solutions, Inc.

TOMI™ Environmental Solutions, Inc. (TOMZ) is a global bacteria decontamination and infectious disease control company, providing green energy-efficient environmental solutions for indoor surface decontamination through manufacturing, sales and licensing of our premier platform of Hydrogen Peroxide mister and fogger under the brand name of “SteraMistTM”.

TOMI™’s products are designed to service a broad spectrum of commercial structures including medical facilities, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, and athletic facilities. TOMI™’s products and services have also been used in single-family homes and multi-unit residences.

TOMI™ also develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, The Restoration Industry Association, Indoor Air Quality Association and The International Ozone Association.

For additional product information, visit www.tomiesinc.com or contact us at info@tomiesinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors that could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of this release.

CONTACT:

TOMI™ Environmental Solutions, Inc.
Dr. Halden Shane, Chairman of the Board & Chief Executive Officer
(310) 275-2255 | (800) 525-1698
or
INVESTOR RELATIONS:
Syndicated Capital, Inc.
John T. Hillman
(310) 255-4445